Exhibit 99.1

BullFrog AI Publishes Annual Letter to Shareholders

Highlights significant progress in 2025 and outlines commercial priorities and potential catalysts entering 2026

GAITHERSBURG, Md., December 30, 2025 (GLOBE NEWSWIRE) — BullFrog AI Holdings, Inc. (NASDAQ: BFRG; BFRGW) (“BullFrog AI” or the “Company”), a technology-enabled drug development company using artificial intelligence (“AI”) and machine learning to enable the successful development of pharmaceuticals and biologics, today announced the release of its annual letter to shareholders, which highlights progress made during 2025 and outlines key priorities and potential catalysts for the year ahead.

Dear Fellow Shareholders,

As we close 2025, I want to thank you for your continued support of BullFrog AI and to reflect on what has been a pivotal year for the Company. Over the past twelve months, we have made meaningful progress across technology development, commercial execution, and external validation—progress that we believe positions BullFrog AI for a transformative 2026.

This year marked an important evolution for BullFrog AI, from platform development and early validation to commercialization and enterprise adoption. At the core of our approach is the belief that artificial intelligence should augment human expertise, not replace it, enabling scientists and clinicians to make better, faster, and more confident decisions across the drug discovery and development lifecycle through causal, explainable AI. In 2025, this philosophy guided the foundational progress we made in strengthening our technology, validating its real-world relevance, and positioning the Company for what we believe will be a period of rapidly expanding commercial engagement moving forward.

Commercial Traction and Expanding Reach

Perhaps the most exciting development as we enter 2026 is the depth and quality of our ongoing discussions with large pharmaceutical companies. We are currently engaged in multiple, advanced conversations with global pharmaceutical organizations, relating to potential commercial transactions ranging from out-licensing to discovery research collaborations. These interactions reflect growing recognition of the practical value our platforms can deliver in addressing real drug discovery and development challenges, from data readiness and target discovery to clinical trial optimization, patient stratification, and decision support. Each of these potential relationships represents a meaningful “shot on goal,” with deal structures that may include upfront and milestone payments, plus long-term revenue sharing.

With respect to 2025, during the second quarter, we entered into a commercial collaboration with Sygnature Discovery, a leading global contract research organization, that is expected to generate significant revenue through 2028. Following the formal sales kickoff in late September, Sygnature’s global business development team is now actively introducing BullFrog Data Networks™ to its biopharma client base, expanding our commercial reach. This collaboration provides an efficient pathway to scale adoption of our platform while requiring limited incremental investment from BullFrog AI.

In parallel, we expanded our internal sales and marketing efforts to directly support clinical trial optimization solutions, including bfPREP™, our proprietary data preparation tool. The team is increasingly leveraging demonstrable platform successes, including validated oncology and neuroscience use cases, to drive deeper engagement across prospects in oncology, neuroscience, and rare disease, creating a reinforcing cycle in which proof of impact supports broader adoption discussions. We believe this momentum is supported by powerful industry tailwinds, as biopharma companies face growing pressure to reduce development timelines and costs within drug discovery, real-world data, and multi-omics markets that together represent tens of billions of dollars in current spend and are projected to grow substantially over the coming decade.

Enterprise-Grade Platform Designed to Support Scaled Adoption

A major achievement this year was the continued evolution of our technology into a modular, enterprise-grade solutions stack designed to support broader commercial adoption. The launch of BullFrog Data Networks™ and the accompanying solutions library represents a meaningful advancement in how large biopharma organizations can deploy our technology within existing infrastructure and workflows. Built for scalability, security, and flexibility, the platform supports native deployment across all major cloud environments and allows clients to adopt targeted solution modules or expand into multi-module, end-to-end engagements over time.

Importantly, this architecture is designed to align with how enterprise customers buy and deploy technology, supporting recurring, scalable commercial relationships while maintaining the explainability and analytical rigor required for high-stakes scientific decision-making. As a result, our platform meets global pharmaceutical companies where their data resides and provides a foundation that can deepen in value as adoption expands across programs and use cases.

Scientific Validation with Real-World Impact

Equally significant, our collaboration with Eleison Pharmaceuticals represents our first, substantive real-world deployment of BullFrog AI’s platforms within a late-stage oncology development program. Working alongside Eleison’s clinical development team, we applied our proprietary technology to complex historical, clinical trial data to support patient stratification, trial optimization, and decision-making in a pivotal Phase 3 setting. This engagement demonstrated our ability to operate within the rigor, scale, and constraints of advanced clinical development, delivering actionable insights in an environment where data quality, interpretability, and confidence are critical.

The project was highly successful from both a scientific and operational perspective. Based on the value delivered, Eleison is exploring an additional follow-on collaboration with us, reinforcing our belief that BullFrog AI can serve as a long-term, trusted partner for companies advancing late-stage pharmaceutical assets. Importantly, this work also demonstrated how our platforms can integrate into existing clinical workflows and generate insights that inform both near-term execution and longer-term development strategy.

Separately, insights generated through this collaboration were showcased in a jointly authored abstract that was accepted for presentation at the 2026 ASCO Gastrointestinal Cancers Symposium, a highly respected oncology forum. While the acceptance itself is a meaningful milestone, the greater significance lies in how the forthcoming public presentation of these results can be leveraged commercially. Once disclosed at ASCO on January 9, 2026, we believe these findings will provide our internal sales team, as well as Sygnature Discovery, as our sales collaboration partner, with a highly credible proof point that can help advance active discussions and strengthen future commercial engagement with pharmaceutical companies evaluating our technology.

bfPREP™: Turning a Bottleneck into an Opportunity

One of the most strategically important developments of the year was the launch of bfPREP™, our AI-powered data preparation and standardization module. Originally developed to support our work with Eleison, bfPREP™ addresses a persistent and costly challenge in life sciences and virtually all industries: transforming messy, fragmented, unstructured data into structured AI-ready datasets.

By automating data cleansing, normalization, and transformation, bfPREP™ can reduce data preparation timelines from months to days and integrates seamlessly into downstream analytics workflows. We believe bfPREP™ expands BullFrog AI’s ability to engage earlier in the drug development process, creating a natural entry point for deeper analytical collaboration and positioning the Company to participate more broadly as biopharma organizations operationalize AI across their development programs.

Capital Discipline Designed for Asymmetric Upside

Throughout the year, we maintained a disciplined approach to capital allocation while continuing to invest selectively in areas that support commercialization and platform scalability. BullFrog AI operates with a lean cost structure, with an annual burn of approximately $6.2 million, which we believe creates substantial operating leverage as commercial opportunities convert. As a result, even a single, meaningful partnership or revenue-generating engagement has the potential to materially improve our financial profile and extend our operating runway, providing flexibility to reinvest in growth while limiting dilution. We have also put in place additional financing flexibility, including a $10 million equity line of credit and an ATM to support execution as opportunities advance.

Looking Ahead to 2026

As we enter 2026, BullFrog AI is moving forward from a position of increased validation, credibility, and commercial adoption. We have an enterprise-grade platform in market, a growing set of real-world proof points, and multiple active pharmaceutical discussions that reflect both near-term opportunity and longer-term partnership potential.

In the year ahead, we expect several developments to serve as important catalysts, including continued commercialization through Sygnature Discovery, expanding direct engagement around bfPREP™ and clinical trial optimization solutions, the public presentation of our Eleison collaboration data at ASCO in January, and executing contracts and partnerships with large pharmaceutical companies that leverage our entire platform, data and know-how. We believe these milestones can reinforce momentum across both active discussions and new engagement opportunities, further validating BullFrog AI’s role as a practical, trusted partner in data-driven drug development.

While we remain disciplined in our expectations and mindful that execution takes time, we believe the foundation fortified in 2025 positions the Company for a period where progress can translate into meaningful commercial outcomes. With a focused strategy, differentiated technology, and a lean operating model, we are committed to advancing BullFrog AI in a way that maximizes long-term value creation for our shareholders.

On behalf of the entire BullFrog AI team, thank you for your continued confidence and support. We look forward to updating you on our progress in the year ahead.

Sincerely,

Vin Singh

Founder and Chief Executive Officer

BullFrog AI Holdings, Inc.

About BullFrog AI

BullFrog AI leverages Artificial Intelligence and machine learning to advance drug discovery and development. Through collaborations with leading research institutions, BullFrog AI uses causal AI in combination with its proprietary bfLEAP® platform to analyze complex biological data, aiming to streamline therapeutics development and reduce failure rates in clinical trials.

For more information visit BullFrog AI at: https://bullfrogai.com

Safe Harbor Statement

This press release contains forward-looking statements. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “could,” “will,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; our and our partners’ ability to market and sell our offerings and services, including BullFrog Data Networks™; our ability to maintain compliance with Nasdaq listing rules; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties, and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this press release and other statements made from time to time by us or our representatives might not occur.

Contact:

Investor Relations:

Dave Gentry

RedChip Companies, Inc.

1-407-644-4256

BFRG@redchip.com

Public Relations:

pr@bullfrogai.com